Exhibit 99.1

Media Contact: William H. Galligan                  Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports Record Second Quarter Revenues, Operating Ratio & Operating Income

Second Quarter 2012 Results

•	Record second quarter revenues of $545 million.

•	Operating income of $204 million. Adjusted operating income of $161 million, also a record for the second quarter.

•	Operating ratio of 62.6%. Adjusted operating ratio of 70.5%, a 1.2 point improvement over second quarter 2011 and a 0.7 point sequential improvement over first quarter 2012.

•
Diluted earnings per share of $1.09 compared with diluted earnings per share of $0.64 in second quarter 2011. Adjusted diluted earnings per share of $0.85 for second quarter 2012 compared with adjusted diluted earnings per share of $0.71, a 20% improvement over second quarter 2011.

Kansas City, MO, July 17, 2012. Kansas City Southern (KCS) (NYSE:KSU) reported second quarter 2012 revenues of $545 million, an increase of 2% over second quarter 2011 on a 4% increase in carloads.

Second quarter revenue growth compared to 2011 was led by a 23% increase in Intermodal and a 15% increase in Automotive revenues. Revenue from Industrial and Consumer Products was also strong, growing 10% over 2011. Revenues from Chemical & Petroleum and Agriculture & Minerals each declined by 7% in the second quarter. Energy revenue declined by 12% compared to 2011, primarily caused by a 24% decrease in utility coal revenue.

Operating income for the second quarter of 2012 was $204 million compared with $152 million a year ago. Adjusting for a one-time benefit from the elimination of a net deferred liability resulting from an organizational restructuring, operating income was $161 million, 6% higher than second quarter 2011. KCS reported an adjusted second quarter 2012 operating ratio of 70.5%, a 1.2 point improvement from second quarter 2011. Operating expenses in the second quarter were $341 million compared with $383 million in the corresponding 2011 period. Adjusted operating expenses in the second quarter were $384 million, comparatively flat with the same period in 2011.

Reported net income in the second quarter of 2012 totaled $120 million, or $1.09 per diluted share, compared with $71 million, or $0.64 per diluted share, in the second quarter of 2011. Excluding debt retirement costs and the one-time benefit from the elimination of a net deferred liability, adjusted diluted earnings per share for second quarter 2012 was $0.85, compared with adjusted diluted earnings per share of $0.71 in second quarter 2011.

“While lower than anticipated coal traffic clearly had an impact on second quarter results, KCS still reported a 4% increase in carloads, and excluding utility coal, our volumes rose 7% compared to second quarter 2011,” stated KCS president and chief executive officer David L. Starling. "We also ended the quarter on a strong note by achieving the highest average daily carloads in KCS' history during the month of June.

“Despite economic uncertainties that might affect the overall business environment, a number of second quarter achievements provide powerful evidence that KCS' growth story remains very much intact. Cross border intermodal volumes increased 106% over the prior year. This increase is significant as it is in a business segment that has some of the longest lengths of haul on our network. It also is an area in which KCS, taking advantage of secular changes in transportation, has the opportunity to experience record growth over an extended period of time. Carloads out of Lázaro Cárdenas grew by 20%. With Lázaro Cárdenas being the fastest growing container port in North America, and with a second port concession now being added, these opportunities will benefit the Company for many years.

“Automotive carloads increased 18% in the second quarter. It is anticipated that finished automotive production in Mexico will grow by more than 30% between now and 2015. KCS is well-positioned to benefit from this growth. In addition, the ripple effect from finished auto production on other commodity groups such as plastics, steel, glass and intermodal bodes well for KCS' overall business mix over the long-term.

“These growth opportunities are combined with a steady focus on cost controls and a continual refinement of our overall cost structure. In the second quarter, KCS continued to effectively scale operational expenses to volume changes. As a result, despite a significant decline in utility coal shipments, KCS again achieved strong incremental margins in the second quarter.

“While we appreciate the importance of adjusting spending in response to periodic fluctuations in the business environment, KCS is first and foremost a growth company with excellent business expansion opportunities over a wide variety of commodity areas. We will continue to make the investments necessary to facilitate that growth in the future.”

GAAP RECONCILIATIONS
($ in millions, except per share amount)

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	Three Months Ended June 30,
	2012	2011
Diluted earnings per share	$1.09	$0.64
Adjustment for debt retirement costs	0.03	0.07
Adjustment for elimination of net deferred liability	(0.27)	—
Adjusted diluted earnings per share - see (a) below	$0.85	$0.71

Reconciliation of Operating Expenses to Adjusted Operating Expenses	Three Months Ended June 30,
	2012	2011
Operating expenses as reported	$341.5	$383.3
Adjustment for elimination of net deferred liability	43.0	—
Adjusted operating expenses - see (a) below	$384.5	$383.3

Operating income as reported	$203.8	$151.6
Adjusted operating income	160.8	151.6

Operating ratio (b) as reported	62.6%	71.7%
Adjusted operating ratio - see (a) below	70.5%	71.7%

(a)
The Company believes adjusted diluted earnings per share, operating expenses and operating ratio are meaningful as they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of the Company.

(b)	Operating ratio is calculated by dividing operating expenses by revenues.
Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The words “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based upon information currently available to management and management's perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and consume rail freight; revocation of the rail concession of KCS's subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to KCS's technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligations; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents along KCS's rail network, facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; loss of key personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business. More detailed information about these factors may be found in filings by KCS with the Securities and Exchange Commission, including KCS's Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 1-4717) and subsequent reports. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.

Kansas City Southern
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues	$545.3	$534.9	$1,092.8	$1,023.5
Operating expenses:
Compensation and benefits	105.8	104.4	215.1	204.8
Purchased services	60.3	54.8	114.7	102.9
Fuel	86.9	92.0	175.2	171.5
Equipment costs	39.5	42.7	77.8	84.1
Depreciation and amortization	48.7	45.5	97.1	91.2
Materials and other	43.3	43.9	94.3	89.6
Elimination of deferred statutory profit sharing liability, net	(43.0)	—	(43.0)	—
Total operating expenses	341.5	383.3	731.2	744.1
Operating income	203.8	151.6	361.6	279.4
Equity in net earnings of unconsolidated affiliates	4.9	5.3	10.7	8.9
Interest expense	(25.3)	(32.4)	(52.5)	(65.5)
Debt retirement costs	(5.1)	(10.3)	(18.0)	(10.3)
Foreign exchange gain (loss)	(3.5)	0.4	0.4	0.3
Other income (expense), net	(0.8)	—	(0.7)	1.7
Income before income taxes	174.0	114.6	301.5	214.5
Income tax expense	53.1	42.9	105.3	78.7
Net income	120.9	71.7	196.2	135.8
Less: Net income attributable to noncontrolling interest	0.5	0.9	0.8	1.0
Net income attributable to Kansas City Southern and subsidiaries	120.4	70.8	195.4	134.8
Preferred stock dividends	—	0.1	0.1	1.5
Net income available to common stockholders	$120.4	$70.7	$195.3	$133.3

Earnings per share:
Basic earnings per share	$1.10	$0.65	$1.78	$1.25
Diluted earnings per share	$1.09	$0.64	$1.77	$1.23

Average shares outstanding (in thousands):
Basic	109,689	109,428	109,657	106,858
Potentially dilutive common shares	367	382	371	2,918
Diluted	110,056	109,810	110,028	109,776

Cash dividends declared per common share	$0.195	$—	$0.390	$—

Kansas City Southern
Revenue & Carloads/Units by Commodity - Second Quarter 2012 and 2011

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Second Quarter		%	Second Quarter		%	Second Quarter		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change

Chemical & Petroleum
Chemicals	$48.1	$51.5	(7%)	27.8	30.9	(10%)	$1,730	$1,667	4%
Petroleum	25.1	29.3	(14%)	17.2	18.9	(9%)	1,459	1,550	(6%)
Plastics	24.8	25.0	(1%)	15.9	16.5	(4%)	1,560	1,515	3%
Total	98.0	105.8	(7%)	60.9	66.3	(8%)	1,609	1,596	1%

Industrial & Consumer Products
Forest Products	61.5	56.4	9%	31.4	30.8	2%	1,959	1,831	7%
Metals & Scrap	56.1	49.7	13%	30.6	28.9	6%	1,833	1,720	7%
Other	19.6	18.9	4%	21.6	20.9	3%	907	904	—
Total	137.2	125.0	10%	83.6	80.6	4%	1,641	1,551	6%

Agriculture & Minerals
Grain	59.3	59.6	(1%)	33.4	34.7	(4%)	1,775	1,718	3%
Food Products	35.2	40.5	(13%)	15.4	18.5	(17%)	2,286	2,189	4%
Ores & Minerals	4.8	6.6	(27%)	5.0	6.6	(24%)	960	1,000	(4%)
Stone, Clay & Glass	6.7	6.7	—	3.4	3.5	(3%)	1,971	1,914	3%
Total	106.0	113.4	(7%)	57.2	63.3	(10%)	1,853	1,791	3%

Energy (i)
Utility Coal	44.2	58.1	(24%)	47.1	57.4	(18%)	938	1,012	(7%)
Coal & Petroleum Coke	8.0	9.9	(19%)	10.9	10.9	—	734	908	(19%)
Frac Sand	12.9	8.1	59%	6.4	5.5	16%	2,016	1,473	37%
Crude Oil	2.8	1.1	155%	1.7	0.7	143%	1,647	1,571	5%
Total	67.9	77.2	(12%)	66.1	74.5	(11%)	1,027	1,036	(1%)

Intermodal	76.4	62.0	23%	228.0	194.6	17%	335	319	5%

Automotive	39.6	34.4	15%	24.1	20.5	18%	1,643	1,678	(2%)

TOTAL FOR COMMODITY GROUPS	525.1	517.8	1%	519.9	499.8	4%	$1,010	$1,036	(3%)

Other Revenue	20.2	17.1	18%

TOTAL	$545.3	$534.9	2%

(i) Effective January 1, 2012, the Company established the Energy commodity group, which includes the previous Coal commodity group and certain amounts previously included within the Agriculture & Minerals and Chemicals & Petroleum commodity groups. Prior period amounts have been reclassified to conform to the current year presentation.

Kansas City Southern
Revenue & Carload/Units by Commodity - Year to Date June 30, 2012 and 2011

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Year to Date		%	Year to Date		%	Year to Date		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change

Chemical & Petroleum
Chemicals	$98.1	$97.8	—	56.1	59.6	(6%)	$1,749	$1,641	7%
Petroleum	51.3	56.7	(10%)	34.1	37.2	(8%)	1,504	1,524	(1%)
Plastics	50.5	47.6	6%	32.2	32.1	—	1,568	1,483	6%
Total	199.9	202.1	(1%)	122.4	128.9	(5%)	1,633	1,568	4%

Industrial & Consumer Products
Forest Products	126.4	111.5	13%	65.4	63.5	3%	1,933	1,756	10%
Metals & Scrap	113.8	94.9	20%	63.7	57.9	10%	1,786	1,639	9%
Other	35.6	37.1	(4%)	39.6	41.3	(4%)	899	898	—
Total	275.8	243.5	13%	168.7	162.7	4%	1,635	1,497	9%

Agriculture & Minerals
Grain	122.6	109.9	12%	69.1	65.6	5%	1,774	1,675	6%
Food Products	70.6	75.1	(6%)	31.1	35.7	(13%)	2,270	2,104	8%
Ores & Minerals	11.2	14.3	(22%)	10.9	14.5	(25%)	1,028	986	4%
Stone, Clay & Glass	13.5	12.5	8%	6.8	6.7	1%	1,985	1,866	6%
Total	217.9	211.8	3%	117.9	122.5	(4%)	1,848	1,729	7%

Energy (i)
Utility Coal	94.4	114.0	(17%)	99.1	116.0	(15%)	953	983	(3%)
Coal & Petroleum Coke	16.1	18.6	(13%)	21.4	21.0	2%	752	886	(15%)
Frac Sand	24.3	14.8	64%	12.8	10.6	21%	1,898	1,396	36%
Crude Oil	4.1	1.7	141%	2.5	1.1	127%	1,640	1,545	6%
Total	138.9	149.1	(7%)	135.8	148.7	(9%)	1,023	1,003	2%

Intermodal	144.5	116.2	24%	436.1	370.5	18%	331	314	5%

Automotive	77.1	65.5	18%	47.1	40.6	16%	1,637	1,613	1%

TOTAL FOR COMMODITY GROUPS	1,054.1	988.2	7%	1,028.0	973.9	6%	$1,025	$1,015	1%

Other Revenue	38.7	35.3	10%

TOTAL	$1,092.8	$1,023.5	7%

(i) Effective January 1, 2012, the Company established the Energy commodity group, which includes the previous Coal commodity group and certain amounts previously included within the Agriculture & Minerals and Chemicals & Petroleum commodity groups. Prior period amounts have been reclassified to conform to the current year presentation.